Exhibit 99.2

Armstrong World Industries to Present at the Deutsche Bank Global Industrials

& Materials Summit June 8

LANCASTER, Pa., June 6, 2017 – Armstrong World Industries, Inc. (NYSE: AWI) announced that it is presenting at Deutsche Bank's 8th Annual Global Industrials & Materials Summit on Thursday, June 8, 2017 at 9:20 AM (Central Time), at the Westin Chicago River North Hotel.  A copy of the presentation and a link to the webcast presentation will be available on the “Investors” section of the Company’s website at www.armstrongceilings.com.

About Armstrong and Additional Information

Armstrong World Industries, Inc. (AWI) is a global leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions. With over 3,800 employees and fiscal 2016 revenues from ceiling operations in excess of $1.2 billion, AWI has a global manufacturing network of 26 facilities, including 9 plants dedicated to its WAVE joint venture. On April 1, 2016, AWI completed the separation of its legacy flooring business that now operates as Armstrong Flooring, Inc., an independent, publicly-traded company. For more information, visit www.armstrongceilings.com.

Source: Armstrong World Industries